Inland Real Estate Corporation
                              Sticker Supplement


This Supplement No. 14 to our Prospectus which is dated April 7, 1998 updates information contained in the "Management," "Investment Objectives and Policies," "Plan of Distribution" and "Glossary" sections of the Prospectus. Any word that is capitalized in this supplement but not defined has the same meaning as in our Prospectus.

                                 MANAGEMENT

The Advisory Agreement/The Management Agent

Our Board of Directors has authorized us to engage Everen Securities, Inc. to advise us on strategic alternatives designed to increase the value of your investment. These alternatives include, but are not limited to, evaluating whether: (1) we should become internally advised and managed by acquiring the Advisor and the Property Manager; (2) we should list our common stock on an exchange or other trading system; and (3) we should seek to merge with a third party that is already listed on an exchange or other trading system.

                   INVESTMENT OBJECTIVES AND POLICIES

13. Additional Offerings and Exchange Listing. Our Board of Directors has authorized us to engage Everen Securities, Inc. to advise us on strategic alternatives designed to increase the value of your investment. These alternatives include, but are not limited to, evaluating whether:
(1) we should become internally advised and managed by acquiring the Advisor and the Property Manager: (2) we should list our common stock on an exchange or other trading system; and (3) we should seek to merge with a third party that is already listed on an exchange or other trading system.

                          PLAN OF DISTRIBUTION

In order to maximize our flexibility in evaluating strategic alternatives, our Board of Directors recently decided to terminate this Offering on or prior to December 31, 1998.


We commenced this Offering on April 7, 1998. As of October 19, 1998, we had accepted subscriptions for 11,571,230 shares (which amounts to $123,746,369 after subtracting out Selling Commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fees). Inland Securities Corporation, an Affiliate of our Advisor, is dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of October 19, 1998, these commissions and fees payable to Inland Securities Corporation totaled $12,091,935. An Affiliate of our Advisor is also entitled to receive Property Management Fees for management and leasing services. We incurred Property Management Fees of approximately $1,149,000 for the six months ended June 30, 1998 and $1,120,000 for the year ended December 31, 1997. Our Advisor may also receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. For the six months ended June 30, 1998, we had incurred Advisor Asset Management Fees of $980,376. For the year ended December 31, 1997, we had incurred Advisor Asset Management Fees of $843,000. We may pay Acquisition Expenses up to .5% of the money that we raise in this Offering, but in no event will we pay Acquisition Expenses in excess of 6% of the purchase price of any individual property. As of October 19, 1998, we had paid Acquisition Expenses of approximately $2,800,000.

                                  GLOSSARY

"Termination Date" means December 31, 1998 or such earlier date on which the Offering is terminated.

                              SUPPLEMENT NO. 14
                           DATED OCTOBER 19, 1998
                    TO OUR PROSPECTUS DATED APRIL 7, 1998
                      OF INLAND REAL ESTATE CORPORATION

We are providing this Supplement No. 14 to you in order to supplement our Prospectus. We previously supplemented our Prospectus by providing you with Supplement No. 13 dated October 15, 1998 and Supplement No. 12 dated October 7, 1998. Supplement No. 12 combined all of the information contained in Supplement Nos. 1 through 11. Therefore, you must read this Supplement No. 14, Supplement No. 13, Supplement No. 12 and the Prospectus for the most up-to-date information. This Supplement No. 14 updates information in the "Management," "Investment Objectives and Policies," "Plan of Distribution" and "Glossary" sections of our Prospectus. Any word that is capitalized in this supplement but not defined has the same meaning as in our Prospectus.

                                MANAGEMENT

The Advisory Agreement/The Management Agent

Our Board of Directors has authorized us to engage Everen Securities, Inc. to advise us on strategic alternatives designed to increase the value of your investment. These alternatives include, but are not limited to, evaluating whether: (1) we should become internally advised and managed by acquiring the Advisor and the Property Manager; (2) we should list our common stock on an exchange or other trading system; and (3) we should seek to merge with a third party that is already listed on an exchange or other trading system.

                     INVESTMENT OBJECTIVES AND POLICIES

13. Additional Offerings and Exchange Listing. Our Board of Directors has authorized us to engage Everen Securities, Inc. to advise us on strategic alternatives designed to increase the value of your investment. These alternatives include, but are not limited to, evaluating whether:
(1) we should become internally advised and managed by acquiring the Advisor and the Property Manager: (2) we should list our common stock on an exchange or other trading system; and (3) we should seek to merge with a third party that is already listed on an exchange or other trading system.

                            PLAN OF DISTRIBUTION

In order to maximize our flexibility in evaluating strategic alternatives, our Board of Directors recently decided to terminate this Offering on or prior to December 31, 1998.


We commenced this Offering on April 7, 1998. As of October 19, 1998, we had accepted subscriptions for 11,571,230 shares (which amounts to $123,746,369 after subtracting out Selling Commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fees). Inland Securities Corporation, an Affiliate of our Advisor, is dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of October 19, 1998, these commissions and fees payable to Inland Securities Corporation totaled $12,091,935. An Affiliate of our Advisor is also entitled to receive Property Management Fees for management and leasing services. We incurred Property Management Fees of approximately $1,149,000 for the six months ended June 30, 1998 and $1,120,000 for the year ended December 31, 1997. Our Advisor may also receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. For the six months ended June 30, 1998, we had incurred Advisor Asset Management Fees of $980,376. For the year ended December 31, 1997, we had incurred Advisor Asset Management Fees of $843,000. We may pay Acquisition Expenses up to .5% of the money that we raise in this Offering, but in no event will we pay Acquisition Expenses in excess of 6% of the purchase price of any individual property. As of October 19, 1998, we had paid Acquisition Expenses of approximately $2,800,000.

                                 GLOSSARY

"Termination Date" means December 31, 1998 or such earlier date on which the Offering is terminated.